Exhibit 13.1

181 High Street Portland, Maine PAGE 1 GATEWAY GARAGE 181 High Street, Portland, Maine TESTING - THE - WATERS PRESENTATION December 2020 Anticipated Initial Property Offering Date November 2020 EXHIBIT NO. 13.1 4,000 Maximum Units Offered To Public $250 Expected Price Per Unit Reg A+ Planned Offering Type

IMPORTANT DISCLOSURE INFORMATION

THIS PRESENTATION CONSTITUTES "TESTING THE WATERS" COMMUNICATION.

Gateway Garage Partners, LLC (the "Company") intends to sponsor a commercial real estate offering pursuant to Regulation A of the Securities Act of 1933 (the "Securities Act"). Pursuant to Rule 255 of Regulation A under the Securities Act:

- The Company has produced this presentation in order to determine whether there is any interest in a contemplated securities offering;
- The Company is not under any obligation to make an offering under Regulation A;
- No money or other consideration is being solicited by this presentation or any other device, and if sent prior to the offering, will not be accepted;
- Any indication of interest ("IOI") by a potential investor is non-binding, and involves no obligation of any kind on the part of the potential investor to invest once the offering statement (the "Offering Statement") has been qualified by the U.S. Securities and Exchange Commission ("SEC");
- An IOI in this offering can be made at LEX-Markets.com or on the LEX Markets Mobile App; and
- No solicitation or acceptance of money or other consideration, nor of any commitment, binding or otherwise, from any person is permitted until the Offering Statement has been qualified by the SEC.

Once the Offering Statement on Form 1-A has been filed with the SEC, the Company will provide information for the public to obtain the most recent version of the Offering Statement and the preliminary offering circular contained therein (Here). The information in the Offering Statement will be necessarily more complete than (and may be materially different in important ways from) the information that is being provided herein. You must read the complete Form 1-A documents filed with the SEC before investing.

The statements in this presentation represent the beliefs and opinions of the management of the Company as of the date hereof, and should not be relied upon as statements of fact and may constitute forward-looking statements that are not historical facts. These forward-looking statements include statements, express or implied, regarding the current expectations, opinions, and beliefs of the Company, and to the greatest extent possible the assumptions on which those statements are based. Words such as "believes," "estimates," "expects," "endeavors," "anticipates," "intends," "plans," "targets," "should," and "objective" and variations of such words and similar words also identify forward-looking statements. Such statements are forward-looking in nature and involve a number of known and unknown risks, including, without limitation, those risks described below, uncertainties, and other factors, including to the greatest extent possible those described in this presentation. Any forward-looking statement, including any target return, contained in this presentation is not a guaranty, assurance, prediction, or representation by the Company as to future matters, and nothing contained herein should be relied upon as a guaranty, assurance, prediction, or representation as to future matters. Past performance may not be indicative of future results.

This document shall not constitute an offer to sell or the solicitation of an offer to buy an interest in the Company or other offering, which may only be made at the time a qualified offeree receives the offering circular contained within the Offering Statement (the "Offering Circular"), and the subscription agreement pursuant to which a potential investor may participate in the offering by subscribing for units of the Company (Units). All information contained herein is qualified in its entirety by the detailed information that will appear in the Offering Circular, subscription agreement, and the related offering information.

An investment in commercial real estate is subject to the risks inherent in the ownership and operation of real estate and real estate-related businesses and assets including, without limitation, (i) burdens of ownership of real property; (ii) general and local economic conditions; (iii) changes in supply of and demand for competing properties in an area (as a result, for instance, of overbuilding); (iv) the resources of tenants; (v) changes in building, environmental, and other laws; (vi) energy and supply shortages; (vii) various uninsured or uninsurable risks, natural disasters, changes in government regulations (such as rent control); (viii) changes in real property tax rates; (ix) changes in interest rates; (x) the reduced availability of mortgage funds which may render the sale or refinancing of properties difficult or impracticable; (xi) environmental liabilities; (xii) contingent liabilities on disposition of assets; (xiii) terrorist attacks, war, and other factors; (xiv) lack of diversification; (xv) leverage; (xvi) no assurance of investment return; (xvii) illiquid and long-term investment; (xviii) material, non-public information; (xix) no market for interests in the investment vehicle; (xx) transfer restrictions; (xxi) investments longer than term; (xxii) inherent uncertainty in projections; (xxiii) risks upon dispositions of the investment; (xxiv) indemnification; (xxv) conflicts of interest; and (xxvi) other activities of management. No risk control can mitigate against every risk. Prior to investing, you must read and review all risk factors set forth in the Offering Circular once filed with the SEC.

All figures contained herein this presentation are estimates as of November 2020.

The material in this presentation has been prepared on the basis of information obtained from the Company and other sources, some of which may be public, as of the specified date. This information is given in summary form and does not purport to be complete. Information in this presentation, including forecast financial information, should not be considered as advice or a recommendation to investors or potential investors in relation to holding, purchasing, or selling securities, or other financial products or instruments and does not take into account your particular investment objectives, financial situation, or needs. All securities and financial product or instrument transactions involve risks, which include (among others) the risk of adverse or unanticipated market, financial, or political developments and, in international transactions, currency risk.

This presentation was prepared by LEX Markets LLC, Member: FINRA/SIPC, 25 West 39th Street, 8th Floor, New York, NY 10018, and Independent Brokerage Solutions LLC, Member: FINRA/SIPC, 485 Madison Avenue, 15th Floor, New York, NY 10022, who have been engaged by the Company as co-placement agents for the planned offering.

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181 High Street Portland, Maine PAGE 3 This offering will be made pursuant to Tier 2 of Regulation A (“Reg A+”), as amended by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) . Reg A+ is an exemption from the registration requirements under the Securities Act of 1933 (the “Securities Act”) . Reg A+ applies to public offerings of securities that do not exceed $ 50 million in any 12 - month period . Unlike private placements offered under Regulation D, securities offered under Reg A+ are not subject to lockups and (if in compliance with state Blue Sky laws, which the Company intends to be) are publicly tradable following the initial offering, and can be purchased by both accredited and non - accredited investors . Non - accredited investors, are limited in the amount of their investment to no more than 10 % of the greater of their annual income or net worth . LEX Markets is currently building a marketplace, powered by NASDAQ’s matching engine technology, to facilitate secondary trad ing of the Reg A+ securities it first assists issuers to bring to market. 1 LEX Markets will operate its marketplace as an Alternative Trading System (ATS), and has filed a Form ATS with the SEC, which the SEC has deemed complete. LEX Markets’ ATS will provide a venue for investors to buy or sell Reg A+ securities (including those offered by the Company) through their brokers. LEX Markets is also working with independent professional mar ket makers to provide continuous two - sided quotes on its ATS. The LEX Markets ATS will not use blockchain or any other distributed ledger technology. Instead, all trades executed on the pro posed LEX Markets ATS will clear and settle in book entry form via the DTCC Continuous Net Settlement system, the same system used for clearing st ock trading on major stock exchanges. 2 Relevant Securities Rules 1 To find out more about NASDAQ’s matching engine technology, visit nasdaq.com/solutions/trading - and - matching - technology. 2 To find out more about the DTCC’s Continuous Net Settlement System, visit dtcc.com/clearing - services/equities - clearing - services/ cns.

181 High Street Portland, Maine PAGE 4 The Commercial Real Estate Securities Marketplace LEX MARKETS Connecting commercial real estate owners with investors Expanding investment opportunities in single asset real estate securities Providing a proprietary trading platform to create a liquid marketplace Investors Real Estate Owners

181 High Street Portland, Maine PAGE 5 TABLE OF CONTENTS OVERVIEW 6 PROPERTY SUMMARY 9 MANAGEMENT 14 OPERATING STRATEGY 19 MAJOR LEASED SPACES 23 MARKET ANALYSIS 27 FINANCIAL SUMMARY 34 APPENDIX 39

181 High Street Portland, Maine PAGE 6 OVERVIEW

181 High Street Portland, Maine PAGE 7 EXECUTIVE SUMMARY OVERVIEW ● Above - ground parking garage ● Located in the Arts District of Portland, Maine ● Constructed in 1987 ● Five stories with approximately 600 parking spaces ● Managed by Noyack Medical Partners LLC (Manager) and on a day - to - day basis by SP Plus (SP - NASDAQ) ● Acquired in April 2008 for $10.5M $24M Asset Value Gateway Parking Garage (Property) 1 As of August 2020, the property is undergoing a re - striping of spaces reducing the total number of lined spaces from 649 down t o approximately 600. The new spaces includes 13 ADA compliant spaces and wider regular spaces. $250 Expected Price Per Unit $1M Max Offering 4,000 Maximum Units Offered To Public ~600 Parking spaces 1

OVERVIEW

INVESTMENT HIGHLIGHTS

Strategic Opportunity

Gateway Parking Garage is well-located with strong underlying fundamentals, exceptional management, and diversified local drivers providing an opportunity to maximize revenue while controlling costs.

EXPERIENCED PROPERTY MANAGEMENT

The Property is managed by SP Plus, which employs approximately 23,900 individuals and manages over 2,500 facilities across 45 states, the District of Columbia, Puerto Rico, and Canada as of December 2019.[1]

RECENT & PLANNED CAPITAL EXPENDITURES

In the last five years, the Manager has invested over $2.5M in new façades, elevators, and structural remediation. Planned capital improvement projects include approximately $300,000 earmarked for additional façade work.

IN-PLACE PARKING AGREEMENTS

The Property has license agreements with Maine Medical Center, the adjacent Westin hotel, and VIA Agency through September 2021, March 2061, and December 2023, respectively. Additional short-term agreements provide stable cash-flow at predictable monthly rates.

DYNAMIC PRICING MODEL

There is no master lease in place with SP Plus providing an opportunity for investors to capture the value of rising rates. Real-time analytics allows for pricing shifts as demand fluctuates throughout the day.

CLOSE PROXIMITY TO DEMAND DRIVERS

The Property is located in Portland's vibrant Downtown Arts District, adjacent to the Westin Portland Harborview Hotel and 0.5 miles from the Maine Medical Center; providing daytime, nighttime, and weekend demand drivers.

[1] Source: SP Plus Corporation. 2019 Annual Report, 2019. ir.spplus.com.

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181 High Street Portland, Maine PAGE 9 PROPERTY SUMMARY

PROPERTY SUMMARY

DOWNTOWN PORTLAND PARKING GARAGE



Gateway Parking Garage comprises an above-ground, five-story parking garage located at 181 High Street in downtown Portland, Maine. The Property, which includes approximately 600 lined spaces throughout 208,375 square feet of parking area, including 13 ADA spaces, was constructed in 1987 and renovated in 2011 to accommodate parking demand from the adjacent Eastland Park Hotel (The Westin). The building is steel-frame with reinforced concrete floor slabs.

The Property is part of a 42-unit condominium association consisting of eight street-level retail units, the Property and 33 individual parking spaces.

Property Data	
Name	Gateway Parking Garage
Address	181 High Street Portland, Maine 04101
County	Cumberland
Property type	Parking Garage
Tax ID	037 E0006-009
Land area	1.50 acres; 69,798 sf
Gross building area	208,375 sf
Floor area ratio (GBA/land area)	2.99
Number of parking spaces[1]	~600 spaces
Year built	1987
Property interest	Fee Simple
Zoning	B-3
Number of buildings	1
Number of floors	5
Zoning	B-3
Zoning jurisdiction	City of Portland
Legally conforming?	Yes
Flood zone	B

[1] As of August 2020, the property is undergoing a re-striping of spaces reducing the total number of lined spaces from 649 down to approximately 600. The new spaces includes 13 ADA compliant spaces and wider regular spaces.

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181 High Street Portland, Maine PAGE 11 The Property is open 24 hours a day, seven days a week and 52 weeks a year . There are multiple security cameras on - site, and multiple daily live patrols are conducted by a third - party security vendor. ACCESSIBLE AND SECURE Building Improvements Site Improvements Foundation Concrete Slab Paving / Sidewalks Concrete Interior Walls Brick Masonry Park Type Covered Parking Structure Interior Floors Paved Asphalt Landscaping N/A Interior Lighting Fluorescent & Incandescent Exterior Lighting Yes Exterior Walls Brick Masonry Dumpster Enclosure Yes Elevators (2) 5 - stop Elevators With 2,500 Lbs. Capacity Signage Yes Roof Open Surface Parking Exits to Street (2) Located at Northwest & Southwest Property Boundaries PROPERTY SUMMARY

181 High Street Portland, Maine PAGE 12 LOCATED IN DENSE URBAN AREA STREET VIEW PROPERTY SUMMARY AERIAL VIEW

PROPERTY SUMMARY

PROXIMITY TO PORTLAND CULTURAL HUB

Gateway Garage is located in Portland's Arts District, a neighborhood on the west side of Portland's downtown core teeming with art galleries, music venues, coffee shops, restaurants, independently owned boutiques, museums, theaters, and street performances. The array of dining, nightlife, arts, and hotels in the immediate neighborhood provides strong drivers of transient demand.

Arts & Culture

1 Maine College of Art
2 Children's Museum & Theatre of Maine
3 Theater for Kids at Portland Stage
4 Salt Institute-Documentary
5 Portland Museum of Art
6 State Theatre
7 Congress Square Park
8 Cross Insurance Arena
Maine Historical Society & Wadsworth-
9 Longfellow House
10 Port City Music Hall
11 SPACE Art Gallery
12 Theater for Kids at Portland Stage
13 Portland Symphony Orchestra

Hotels

1 The Westin Portland Harborview
Courtyard by Marriott Portland
2 Downtown/Waterfront
3 Holiday Inn Portland-by the Bay
4 Portland Harbor Hotel
5 Hyatt Place Portland-Old Port

Dining

1 Portland Lobster
2 DiMillo's On The Water
3 OTTO
4 Slab Portland Maine
5 The Green Elephant



ILEX
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181 High Street Portland, Maine PAGE 14 MANAGEMENT

181 High Street Portland, Maine PAGE 15 1 The organizational chart, and all projected numbers, yields, and forward - looking statements assume the maximum offering amount is reached. 2 The proportionate share of the profits and losses is derived from the concluded Property value. The breakdown of the property v aluation formula is explained in the Appendix of this presentation. ORGANIZATIONAL CHART 1 OVERVIEW Gateway Garage Partners LLC, we, us, our or the Company, is a newly formed Delaware limited liability company organized for the sole purpose of acquiring a membership interest (Interest) in 181 High Street, LLC, a Delaware limited liability company (OpCo). OpCo’s sole asset is the Property. Upon the completion of this offering, we will acquire the Interest in exchange for a capital contribution equal to the proceeds of this offering. The Interest will entitle us to receive a proportional share of the profits and losses of OpCo. 2

181 High Street Portland, Maine PAGE 16 Noyack is a leading alternative real estate investment and operating company. Noyack operates nationally in the acquisition, development, financing, leasing and management of structured parking facilities, healthcare, food - handling warehouses, and entertainment infrastructure. It is also one of the largest medical office building real estate owner/operators in the Northeastern United States. Noyack is the Manager and is responsible for directing the management of our business and affairs and implementing our investment strategy. The Manager will not receive any compensation for serving as the Manager of the Company. Instead, the Manager, in its capacity as the OpCo Manager, will be paid an asset management fee equal to 2% of OpCo’s annual gross receipts, subject to a 5% cap on the aggregate management fee payable by OpCo to both SP Plus and the OpCo Manager. OPCO/ISSUER MANAGER NOYACK MEDICAL PARTNERS LLC Noyack recognized an opportunity as pressures on profitability and demand for capital were driving healthcare systems and universities to monetize non - core businesses at an unprecedented rate, including parking facilities. The firm’s extensive contacts in the healthcare industry and proactive outreach to university administrations lead to better pricing through negotiated acquisitions. The firm focuses on: ● Attractive risk - adjusted cash flow and investment returns in response to market conditions leading to greater stability and opportunity for future growth; ● Well - located parking assets that provide an effective hedge against exogenous disruptions as a cash - flowing land bank available for future redevelopment; ● Structured parking garages that provide diversification within larger real estate portfolios. FOCUSED STRATEGY & MARKET INSIGHTS DRIVE RETURNS MANAGEMENT

181 High Street Portland, Maine PAGE 17 Mr. Follini has more than 30 years of experience in the acquisition, development, and management of professional real estate across numerous asset classes. These include: healthcare facilities, medical office space, urban parking, media infrastructure, industrial land development, and senior housing. In 2001, Mr. Follini created Noyack Medical Partners, LLC with the express purpose of investing in healthcare real estate. Over the past 15 years it has accumulated more than $100mm in its portfolio, exceeding return estimates for its investors. Earlier in his career, Mr. Follini served as President of the Gun For Hire Production Centers. He conceived, designed and renovated all of Gun For Hire’s more than 400,000 sf of digital media centers in New York, Miami, Vancouver, Toronto and Los Angeles. His New York facility earned the 1998 Crain’s Magazine Small Business Award. Mr. Follini holds a B.A. from Tufts University, a General Course Degree from London School of Economics & an Executive Management certification from Harvard Business School. Mr. Follini has also served as Chairperson on the boards of the HERE Arts Center & Chashama Arts. CJ FOLLINI, PRESIDENT Gateway Garage Partners LLC KEY PEOPLE MANAGEMENT

181 High Street Portland, Maine PAGE 18 ● Real - time pricing modifications based on demand ● Prices increase during times when the garage is near capacity ● Off - peak hours discounts maximizes revenue Dynamic Pricing ● Automated workforce scheduling minimizing labor costs ● Purchasing through vendors with pre - negotiated discounted pricing ● Real - time facility performance analytics maximize efficiency Cost Control ● Remote management services ● Enforcement systems ● Revenue & access control systems ● Car counting & parking guidance ● Valet systems ● Mobile apps NATIONWIDE LEADER IN PARKING MANAGEMENT Day - To - Day Operations Managed By SP Plus The day - to - day operations of the Property are managed by SP Plus, pursuant to the terms of a management agreement between OpCo a nd SP Plus. 1 The annual management fee payable to SP Plus for 2020 under this agreement is approximately $68,000, payable monthly, and automat ica lly increases 3% each year. The responsibilities of SP Plus under the agreement include, among other things: ● Operating and directing the operation of the parking garages as a parking facility ● Routinely maintaining any parking agreement provided by SP Plus in good operating condition ● Hiring, paying, training, providing benefits for and supervising sufficient experienced and qualified personnel ● Promoting, advertising and endeavoring to increase the volume, efficiency and quality of the services rendered ● Collecting parking fees ● Ensuring the premises are maintained in a clean and orderly manner SP PLUS CORPORATION (Nasdaq: SP) 1 A full explanation of the terms of this agreement is available to investors as an exhibit to the Offering Circular. PROPERTY MANAGER MANAGEMENT

181 High Street Portland, Maine PAGE 19 OPERATING STRATEGY

OPERATING STRATEGY

OPERATING STRATEGY OVERVIEW




EASTLAND

Overbooking Opportunity

A garage may have 500 spaces available, but license 600 spaces to three client licensees.[1] This would seem incongruous given the traditional understanding of 100% occupancy. However, parking facilities can implement this "overbooking" strategy because if one of those three licenses only uses the spaces in the evening whereas the other two licensees are predominantly daytime usage, then the total spaces used at any given time never exceeds the total capacity.

Real Time Pricing

As part of its planned capital expenditures, OpCo intends to install a new LED price board linked to occupancy sensors. This will allow the Property managers to enact airline-like pricing throughout the day, increasing prices during times when the garage is near capacity, and offering discounts during off-peak hours. This ultimately leads to an efficient revenue maximization on an hourly basis.

Licensee Income[2]

The Property generates consistent revenue from licensed parking agreements with reputable companies whose allocated spaces can be occupied by high-margin transient users when not in use.

The ratio between licensed parking to transient for the Property in years ending December 2018 and December 2019 was 71/29 and 71/29, respectively.

[1] The numbers used are not Property-specific and are only for explanatory purposes of how SP Plus manages the Property on a day-to-day basis.
[2] A more detailed breakdown of the lease agreements is explained and available to investors in the Offering Circular.

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OPERATING STRATEGY

BUSINESS & GROWTH PLAN

Cost Oversight & Control

OpCo expects payroll, general & administrative, repairs and maintenance, and snow removal costs to be reduced going forward. OpCo budgeted these expenses lower than what was reported in 2019 due to the new technology from SP Plus that will allow for remote management and electronic payments. This plan should drastically reduce payroll costs and overhead costs associated with a lower staff. OpCo also normalized snow removal after 2019 resulted in excessive snow removal costs above what was budgeted. Repairs and maintenance going forward will not include the one-time expense of replacing the sidings. Lastly, OpCo does not expect to pay excessive fees, namely legal and engineering costs, that were associated with the capital improvements completed in 2018 and 2019.

OPCO INTENDS TO SIGN NEW CORPORATE LEASE AGREEMENTS OR OFFER ADDITIONAL MONTHLY LICENSES IN 2021

- Per the lease agreement with Maine Medical Center ("MMC"), the company has the right to reduce its number of spaces guaranteed to 300 starting in February 2021, and its lease agreement expires in September 2021.
- MMC is currently constructing a 2,450-space garage for employees and patients with plans to finish the construction sometime in 2022, but is currently open for employee parking. OpCo's pro forma assumes MMC will reduce its space in February 2021 through the end of its lease term. OpCo will then either renew some of the spaces back to MMC or offer them to the public for monthly licenses or to another Portland company. OpCo has already begun backfilling the spaces with a new lease expected to commence in November 2020 for 55 spaces.

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181 High Street Portland, Maine PAGE 22 OPCO PLANS TO FINISH FAÇADE REPLACEMENTS OpCo has recently started work to replace the brick façade of the Property with metal sidings. The remaining sides of the Property are expected to be completed in early 2021. Approximately $300,000 of planned capital expenditures are expected to be completed during the next several months. OpCo’s pro forma includes a significant reduction in repairs and maintenance due to the recent capital improvements being booked as an expense item. Management’s Long - Term Outlook The longer - term intangible that the Manager believes will catapult the urban infill parking garage into an institutional core+ holding is the rapidly accelerating demand for last - mile logistics. Management expects that this long - term secular trend will open up an unquantified boon in demand from e - commerce companies like Amazon and Wal - Mart needing downtown depots to distribute their goods into delivery vans. For most cities, downtown warehousing is not possible. As a result, the Manager expects that the current cap rates at which parking assets can be acquired will compress significantly. LONG - TERM OUTLOOK SP Plus is expected to remain the on - site management company. OpCo will leverage SP Plus’ technology - driven solutions to further improve pricing and cost efficiencies at the Property. In addition to the planned LED price board with sensor technology, SP Plus offers its own leading technology for garages, including: a mobile app, remote management services, hourly tracking technology, real - time facility performance analytics, and access to trained professionals with years of parking garage management experience. SP PLUS WILL CONTINUE TO MANAGE DAY - TO - DAY OPERATIONS OPERATING STRATEGY

181 High Street Portland, Maine PAGE 23 MAJOR LEASED SPACES

MAJOR LEASED SPACES

MAINE MEDICAL CENTER

Maine Medical Center
MaineHealth

Maine Medical Center ("MMC") is a 637 licensed-bed teaching hospital for Tufts University School of Medicine.[1] It is the largest hospital in New England and is one of only three Level I Trauma Centers in Northern New England with 28,000 inpatient visits, approximately 500,000 outpatient visits, 88,000 emergency visits, and over 27,000 surgeries performed annually.

The license agreement between OpCo and MMC was amended and entered into on September 1, 2018 and expires on September 30, 2021. Under this agreement, as amended, OpCo has guaranteed MMC 500 parking spaces for use by employees of MMC. MMC has the right to reduce the number of guaranteed spaces from 500 to 300 any time after February 1, 2021.

Awards & Recognition[2]

CERTIFIED COMPREHENSIVE STROKE CENTER

The Joint Commission has certified Maine Medical Center as a Comprehensive Stroke Center, the highest level of designation for stroke care, and the first in the state of Maine.

VOTED TOP HOSPITAL IN MAINE

U.S. News & World Report has named MMC the best hospital in Maine for 2019-2020, and named MMC a "Best Regional Hospital" for the seventh year in a row.

NORTHERN NEW ENGLAND'S PREMIER TEACHING HOSPITAL

Tufts University School of Medicine and Maine Medical Center have partnered to provide academic and clinical training to medical students, many of whom will go on to practice medicine in Maine.

[1] Source: "We Are MMC." About Us | Maine Medical Center | Portland, ME, Maine Medical Center, mainehealth.org/maine-medical-center/about.
[2] Source: "MMC Awards Recognition." Maine Medical Center | Portland, ME, MMC, mainehealth.org/maine-medical-center/about/awards-recognition.

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181 High Street Portland, Maine PAGE 25 The current parking agreement between OpCo and the Eastland Park Hotel was entered into on April 19, 2011 and expires on March 31, 2061. Long - Term Parking Agreement Designed by local architect Herbert Rhodes, The Eastland Hotel, now the Westin, celebrated its grand opening in 1927 to great fanfare. Boasting 369 guestrooms, the hotel was the largest in New England at the time and soon became a local landmark. The current owners renovated the property in 2013. 1 Historic Hotel In Downtown Portland 1 Source: “The Westin Portland Harborview.” Marriott International , https://www.marriott.com/hotels/travel/pwmwi - the - westin - portland - harborview/. MAJOR LEASED SPACES THE WESTIN PORTLAND HARBORVIEW

181 High Street Portland, Maine PAGE 26 Via Is One Of The Largest Independent Advertising Agencies In The Country. The firm is a mainstay in the advertising landscape for the past 25 years with clients that include major consumer products companies such as Samsung, L.L. Bean, Arm & Hammer, Klondike, Unum, Purdue, Wawa and 1800 Tequila. 1 Parking Agreement The license agreement between The Via Group and OpCo was entered into on January 1, 2018 and expires on December 31, 2023. MAJOR LEASED SPACES THE VIA AGENCY 1 Source: https://theviaagency.com/

181 High Street Portland, Maine PAGE 27 MARKET ANALYSIS

181 High Street Portland, Maine PAGE 28 1 Source: “Awards & Recognition .” Portland Downtown, 20 June 2017, portlandmaine.com/explore - downtown/awards - recognition 2 Source: “https://www.visittheusa.com/destination/portland - maine” PORTLAND MARKET ACCOLADES 1 MARKET ANALYSIS 2

MARKET ANALYSIS

DEMOGRAPHICS


Portland
West End
1 mile
3 miles
5 miles
North Deering
Riverton
Westbrook
Sunset Park
Scarborough
South Portland
Long Island
Peaks Island
Deering

Demographics[1]	1-Mile	3-Miles	5-Miles
Total Population	21,921	77,954	116,746
Median Income	$35,841	$55,645	$60,405

Unemployment Rates

As of August 2020, Maine's unemployment rate was 6.9% compared to 8.4% nationally.[2] Unemployment has improved since the COVID-19 pandemic began, but remain higher than the record lows in the beginning of 2020.


Unemployment Rate
Unemployment Rate, Percent
United States
Maine

Diversified Economy

Healthcare and professional services are major drivers of Portland's economy. Several companies call Portland home, with numerous corporate headquarters in a variety of industries located in the area. The chart below shows the top five employers in Cumberland County and their respective sectors.[3]

Employer	Est. Total Employees	Sector
MaineHealth	11,001 - 11,500	Healthcare
L.L. Bean, Inc.	3,501-4,000	Retail
Unum Group	2,501-3,000	Professional Services
Hannaford Bros Co.	2,501-3,000	Retail (Grocery)
Mercy Hospital	1,001-1,500	Healthcare

[1] Source: US Census Bureau, Census 2010 Summary. Esri forecasts for 2019-2024. Esri, 2020. doc.arcgis.com/en/esri-demographics/detail.
[2] Source: Rector, Amanda, and Angela Hallowell. Maine Economic Indicators. Office of the State Economist. Sept. 2020. www.maine.gov/dafs/economist.
[3] Source: Top 25 Private Employers In Maine By Average Monthly Employment By County (3rd Quarter 2019). www.maine.gov/labor.

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181 High Street Portland, Maine PAGE 30 Stability in Downtown Portland Office Market Maine has been a stable market, insulated from the volatility experienced in the wider national market. Recent years have bro ugh t re - urbanization and transformation to the downtown Portland landscape. The Property is located in the downtown submarket of Portland. According to The Boulos Company’s 2020 Greater Portland Market Ou tlook report, the downtown office market is the only submarket that continued to improve both average rental rates and average vacancy rate s t hrough 2019. 1 Class A and B combined vacancy rates were 4.1% for YE 2019, compared to 4.9% for YE 2018. 2 The YE 2019 class A vacancy rate was 0.4%, the lowest it has been since 2001. The average class A asking rent was $25.10 per sf for 2019. 1 Source: “2020 Greater Portland Market Outlook .” Maine Market Outlook, The Boulos Company, 2020, mainemarketoutlook.com 2 Class A and B are arbitrarily defined by The Boulos Company in the report. For further information, please read “Notes & Cred it s” in their report. PORTLAND OFFICE MARKET MARKET ANALYSIS

MARKET ANALYSIS

PORTLAND PARKING GARAGE MARKET

	Subject Gateway Parking Garage	Comp #1 Casco Bay Parking Garage	Comp #2 Custom House Square Parking Garage	Comp #3 Temple Street Parking Garage
Address	181 High Street	54 Commercial Street	25 Pearl Street	11 Temple Street
Total Spaces	649	419	761	620
Operator	SP Plus	MHR Management	MHR Management	MHR Management
Hourly Rate	$4	$5	$5	$5
Daily Rate	$40	$40	$40	$40
Monthly Rate	$185	$170	$170	$170
24/7 Operation	Y	N	Y	N
Waitlist	Y	Y	Y	N
	Comp #4 Elm Street Parking Garage	**Comp #5** Fore Street Parking Garage	**Comp #6** Monument Square Parking Garage	**Comp #7** Ocean Gateway Garage
Address	21 Elm Street	419 Fore Street	Cumberland Avenue & Brown Street	167 Fore Street
Total Spaces	398	423	340	720
Operator	City of Portland	The Boulos Company	The Boulos Company	SP Plus
Hourly Rate	$3	$6	$3	$5
Daily Rate	$28	$45	N/A	$50
Monthly Rate	$130	$195	$145	$180
24/7 Operation	N	N	N	Y
Waitlist	Y	Y	N/A	N
	Comp #8 Arts District Garage	**Comp #9** Chestnut Street Parking Garage	**Comp #10** Cumberland County Courthouse Garage	**Comp #11** Holiday Inn By the Bay
Address	48 Brown Street	Chestnut/ Lancaster/ Oxford Streets	188 Newbury Street	60 Spring Street
Total Spaces	270	450	328	285
Operator	N/A	Unified Parking Partners	City of Portland	N/A
Hourly Rate	$5	N/A	$4	$2
Daily Rate	$45	N/A	$18	$17
Monthly Rate	$160	$140	$155	$120
24/7 Operation	Y	N/A	N/A	N/A
Waitlist	Y	N/A	N/A	Y
	Comp #12 One City Center Parking Garage	**Comp #13** Public Market Garage	**Comp #14** Spring Street Parking Garage	**Comp #15** Harbor Plaza Parking Garage
Address	One City Center	Preble & Elm Streets / Cumberland Avenue	45 Spring Street	10 Union Street
Total Spaces	600	600	565	195
Operator	N/A	Unified Parking	N/A	N/A
Hourly Rate	$5	$5	$3	$5
Daily Rate	$50	$35	$28	N/A
Monthly Rate	$150	$165	$130	N/A
24/7 Operation	Y	Y	N	N/A
Waitlist	Y	Y	Y	N/A

The market for parking in the downtown submarket has kept pace with the strengthening office and medical markets.

Per the market survey conducted by the City of Portland in September 2020, there are 16 parking garages in the downtown submarket comprising 7,623 parking spaces.[1] The survey indicates an average monthly rate of $157.67, an average hourly rate of $4.30, and an average daily rate of $36.62. Of the 16 garages, six operate 24 hours, seven days a week. Per the survey, and verified as of September 2020, 10 garages have waitlists for monthly spaces.

As of September 2020, the Property charges a monthly rate of $185.00, a daily rate of $40.00, and an hourly rate of $4.00 ($5.00 for the first hour).

[1] Source: "Parking Survey September 2020."Annual Parking Survey of Downtown Garages and Lots, City of Portland Parking Division, September 2020, portlandmaine.gov/documentcenter.

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181 High Street Portland, Maine

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181 High Street Portland, Maine PAGE 32 The competitive landscape includes facilities in the immediate neighborhood of Gateway Garage as well as others scattered thr oug hout Portland’s downtown whose location, amenities, and user base parallels that of the subject. PARKING GARAGE MARKET MAP VIEW MARKET ANALYSIS 15 15

MARKET ANALYSIS

IMPACT OF COVID-19

After the World Health Organization declared the Coronavirus (COVID-19) a global pandemic on March 11, 2020, markets worldwide became increasingly volatile as a result of the Pandemic. Elevated levels of uncertainty combined with fast changing data have diminished the reliability of forecasting in the near term and, without a clear picture of the economic implications of COVID-19, the trajectory of the recovery is difficult to forecast.

Lasting Impact Of Workplace Changes

Workplace changes such as working from home may continue beyond the Pandemic especially for those in high-density urban areas that reported the highest incidence of COVID-19 spread. A drop in space usage intensity could cause the office market to contract, particularly in dense, downtown areas.



Long-Term Leases: Short-Term Office Market Volatility

Per REIS, the Portland, ME office market vacancy rate is expected to increase slightly from 14.1% in YE 2019 to 14.9% by YE 2021, while asking rents remain stable at $16.55 psf through YE 2021.[1] Per REIS, the impact of COVID-19 on employment in the Portland, ME market is considered "low".

While office users comprise the lessee space at Gateway Garage, the long-term leases can ensure revenue stability despite market volatility.

[1] Source: COVID-19 Outbreak: Impact on CRE, REIS.com/covid-19, October 2020.
[2] Source: Maine Office of the State Economist, Economic Indicator September 2020.

Maine Residents Following Recommended Stay At Home Orders to Reduce COVID-19 Impact

Reductions in traffic indicate adherence by Maine residents to social distancing guidelines recommended to lessen the spread of COVID-19 and flatten the rate of new infections. Per the Maine Economic Indicators report for September 2020, YoY percent change in vehicle miles traveled is down 8.4%, but has improved from its trough in late March of 2020.[2]


Year-Over-Year % Change in Vehicle Miles Traveled

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181 High Street Portland, Maine
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181 High Street Portland, Maine PAGE 34 FINANCIAL SUMMARY

FINANCIAL SUMMARY

HISTORICAL OPERATING PERFORMANCE [1]

	For the Years Ended December 31,		For the Six Months Ended June 30,	
	2018	2019	2019	2020 (Unaudited)
Revenue:				
Parking rental income	$ 2,504,001	$ 2,453,834	$ 1,212,135	$ 1,031,864
Interest income	$ 407	$ 369	$ 112	$ 268
Total Revenues	**$ 2,504,408**	**$ 2,454,203**	**$ 1,212,247**	**$ 1,032,132**
Less Expenses:				
Payroll	$ 313,450	$ 327,978	$ 159,701	$ 145,834
Repairs and maintenance	$ 348,873	$ 261,358	$ 174,133	$ 187,531
Utilities	$ 14,130	$ 13,862	$ 8,880	$ 8,647
Insurance	$ 28,065	$ 33,371	$ 17,119	$ 20,746
Other operating expenses	$ 74,935	$ 96,051	$ 58,222	$ 29,212
General and administrative expenses	$ 106,581	$ 90,408	$ 44,732	$ 34,535
Management fees	$ 124,038	$ 325,959	$ 122,738	$ 123,720
Property taxes	$ 184,250	$ 191,835	$ 93,858	$ 96,846
Total Operating Expenses	**$ 1,194,322**	**$ 1,340,822**	**$ 679,383**	**$ 647,071**
Property NOI	**$ 1,310,086**	**$ 1,113,381**	**$ 532,864**	**$ 385,061**

[1] OpCo uses Property NOI as a key performance indicator in evaluating operations. Given the nature of its business as a real estate owner, OpCo considers this measurement as a key supplemental measurement of its operating performance that is not specifically defined by GAAP. OpCo believes that Property NOI is useful to management and investors as a starting point in measuring its operational performance because this measurement excludes various items included in the GAAP adjusted net income (loss) that does not relate to or is not indicative of its operating performance, which can make periodic and peer analyses of operating performance more difficult.

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181 High Street Portland, Maine

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FINANCIAL SUMMARY

FIVE-YEAR FINANCIAL PROJECTIONS

Based on the Manager's current view of existing market conditions and certain current assumptions (see "Key Projection Assumptions"), the Company expects that OpCo Net Income for the years ended December 31, 2021 through 2025 will be as set forth in the table below:

For the Period Ending	Dec-21	Dec-22	Dec-23	Dec-24	Dec-25
Revenue:					
Transient parking income	$801,841	$821,879	$842,615	$864,070	$886,266
Monthly non-license income	$231,503	$238,448	$245,601	$252,969	$260,558
Hotel and license income	$1,431,805	$1,372,264	$1,476,432	$1,583,726	$1,694,237
Total Parking Revenue	**$2,465,149**	**$2,432,591**	**$2,564,648**	**$2,700,765**	**$2,841,061**
Total misc. Income	$19,035	$19,606	$20,194	$20,800	$21,424
Total Revenues	**$2,484,184**	**$2,452,197**	**$2,584,842**	**$2,721,565**	**$2,862,485**
Less Expenses:					
Payroll	$304,396	$313,528	$322,934	$332,622	$342,601
Repairs and maintenance	$69,298	$71,377	$73,519	$75,724	$77,996
Utilities	$14,337	$14,767	$15,210	$15,666	$16,136
Insurance	$32,996	$33,986	$35,006	$36,056	$37,137
Other operating expenses	$106,246	$108,738	$111,298	$113,928	$116,630
General and administrative expenses	$18,798	$19,362	$19,943	$20,541	$21,157
Management fees	$124,209	$122,610	$129,242	$136,078	$143,124
Property taxes	$220,222	$226,829	$233,634	$240,643	$247,862
Total Operating Expenses	**$890,502**	**$911,196**	**$940,784**	**$971,258**	**$1,002,643**
Property NOI	**$1,593,682**	**$1,541,001**	**$1,644,058**	**$1,750,307**	**$1,859,842**
Less: Interest expense	$541,381	$523,369	$506,017	$485,150	$464,867
Less: mortgage principal repayment	$430,698	$448,155	$465,786	$485,096	$504,594
OpCo Net Income	**$621,603**	**$569,476**	**$672,255**	**$780,061**	**$890,382**

[1] Miscellaneous income consists of online sales and late charges. For the purpose of calculating the percentage breakdown of revenues, online sales are included in transient parking income and late fees are included in hotel and license income. adjusted net income (loss) that does not relate to or is not indicative of its operating performance, which can make periodic and peer analyses of operating performance more difficult.
[2] The apportioned ratio of transient parking income, monthly parking income and licensed parking income for the years ended December 31, 2018, December 31, 2019 and the period ended June 30, 2020, can be found in the appendix of this Presentation, along with the projected breakdown for the years ended December 31, 2021 through 2025

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181 High Street Portland, Maine

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FINANCIAL SUMMARY

KEY PROJECTION ASSUMPTIONS[1]

The projections provided above are subject to the following assumptions. Due to COVID-19, the guidance for the year ended December 31, 2021 is a normalization from the year ended December 31, 2019 financials based on the following key assumptions for the year ended December 31, 2021:

- Maine Medical Center executes its option to reduce space down to 300 spaces in February 2021, which will reduce license income
- Transient income returns to normalized levels from pre-COVID-19 amounts, but accounts for a higher total percentage of OpCo's total revenue due to the assumption that Maine Medical Center will reduce its total spaces leased
- Hotel and license income increases as new agreements are signed yearly at a monthly rate of $175, which is based on the most recent agreement signed with Catholic Charities Maine
- Certain capital improvement projects that were expensed as repair and maintenance were one-time expenses and will be reduced going forward
- Payroll expense is reduced due to new SP Plus technology that lessens the need of additional on-site staff
- Asset management fee will be equal to two percent (2%) of OpCo's annual gross income, subject to a five percent (5%) cap on the aggregate management fee payable by OpCo to the Property Manager and the OpCo Manager[2]

The key projection assumptions OpCo uses for years ended December 31, 2022 through 2025 are primarily based on an assumed annual inflationary growth, except as otherwise noted, of 3%. This growth rate is based on the combined average annual growth rates for both the National Council of Real Estate Investment Fiduciaries' Market Value Index (MVI) and the Consumer Price Index (CPI) for the last 20 years. Additional guidance for specific items for the years ended December 31, 2022 through December 31, 2025 is as follows:

- Transient income grows at 2.5% based on the 3% growth offset by fewer spaces offered to transient as more long-term leases are signed
- Hotel and license income continues to grow as OpCo signs new leases at the assumed rate of $175 per space per month and at least 20 new spaces leased per year
- Other operating expenses grow at 2.4% based on a blended growth rate of 1%-3% for certain operating expenses that have had historically flatline or insignificant growth (e.g. condominium fees, advertising expenses, etc.)
- Asset management fee will be equal to two percent (2%) of OpCo's annual gross income, subject to a five percent (5%) cap on the aggregate management fee payable by OpCo to the Property Manager and the OpCo Manager[2]
- Interest expense and mortgage principal payments are based on the terms and provisions of the loan agreement

[1] Assumptions are based on the Manager's business plan described in this presentation, and is explained further and available to investors in the Offering Circular.
[2] More details of management fees are explained in the Management section of this presentation, and is explained further and available to investors in the Offering Circular.

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181 High Street Portland, Maine

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181 High Street Portland, Maine PAGE 38 The Company will receive 100% of the proceeds from this offering. LEX Markets has agreed to pay the expenses of this offering, other than the placement fee. As a result, this is a “no load” offering, and the investors will not be required to pay any organization or offering expenses. A complete breakdown of the offering expenses will be explained and made available to investors upon filing of the Offering Circular. OFFERING EXPENSES COMPANY FEES AND EXPENSES The Company will pay LEX Markets an annual platform fee equal to 1% of the value of the public float of its Units, based on the average price per Unit of the last 90 calendar days of the immediately preceding calendar year. This fee will cover, among other things, on - going reporting requirements, filings, audits, platform fees, and servicing. A complete breakdown of the platform fees will be explained and made available to investors upon filing of the Offering Circular. The Manager will not receive any compensation for serving as the Manager of the Company. Instead, the Manager, in its capacity as the OpCo Manager, will be paid an asset management fee equal to two 2% of OpCo’s annual gross income, subject to a 5% cap on the aggregate management fee payable by OpCo to the Property manager (SP Plus) and the OpCo Manager. A complete breakdown of the management fees will be explained and made available to investors upon filing of the Offering Circular. ONGOING EXPENSES FINANCIAL SUMMARY

181 High Street Portland, Maine PAGE 39 APPENDIX

181 High Street Portland, Maine PAGE 40 The Commercial Real Estate Securities Marketplace LEX MARKETS Solving for today’s liquidity challenges and limited investment opportunities by offering publicly tradable single - asset securities Structure Service Placement The LEX investment banking team works with sponsors to structure new publicly - tradable equity securities LEX connects sponsors with experienced legal counsel, tax consultants, and accounting firms to facilitate the submission and qualification of each offering LEX places the initial offerings and facilitates secondary trading on LEX’s proposed ATS Visit Lex - Markets.com or contact us for more information LEX Markets LLC, Member: FINRA/SIPC 25 West 39 th Street, 8 th Floor, New York, NY 10018 Investors@LEX - Markets.com (212) 655 - 9816

181 High Street Portland, Maine PAGE 41 PROPERTY VALUATION The OpCo Manager has determined that the value of the Property is $24.0M (Property Valuation). The OpCo Manager is basing the Pr operty Valuation on an independent third - party appraisal prepared by Archstone Group that valued the Property at $27.1M as of March 16, 2020, and a valuation analysis made by the OpCo Manager based on market conditions and comparable sales. The independent third - party analyses, opinions and conclusions, which were derived from the income and sales comparison approaches, were developed in con for mity with the requirements of the Code of Professional Ethics & Standards of Professional Practice of the Appraisal Institute, whi ch include the Uniform Standards of Professional Appraisal Practice.

FORMULAS USED ABOVE

Equity Value

The proposed offering amount is determined based on the implied equity value (Equity Value) of the real estate asset. This amount is calculated as follows:
Property Valuation – Principal Debt = Equity Value

The Property Valuation is determined by OpCo Manager. The Principal Debt is an approximation of outstanding principal balance of the debt at the time of the offering based on the terms of the loan agreement.[1]

For this Property, the Equity Value is:
$24.00M – $13.97M = $10.03M

For this Property, if OpCo offers 10% of the Equity Value, the formula for the basis to any potential investor in an initial offering would be:
$10.03M x 10% ≈ $1,000,000
$1,000,000 / $250 = Maximum 4,000 Units offered to public.

Apportioned Parking Ratios

The apportioned ratio of transient parking income, monthly parking income and licensed parking income for the years ended December 31, 2018, December 31, 2019 and the period ended June 30, 2020, can be found as follows, along with the projected breakdown for the years ended December 31, 2021 through 2025:

	December 31, 2018	December 31, 2019	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023	December 31, 2024	December 31, 2025
Revenue sources:								
Transient parking	29%	29%	16%	33%	34%	33%	33%	32%
Monthly non-license	14%	8%	11%	9%	10%	10%	9%	9%
Hotel and license	57%	63%	73%	58%	56%	57%	58%	59%

[1] A complete breakdown of the Property's indebtedness and audited financials is available to investors in the Offering Circular.

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181 High Street Portland, Maine

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